                                                                Exhibit 99(h)(2)

                          EXPENSE LIMITATION AGREEMENT

     THIS AGREEMENT, dated as of December 1, 2005, is made and entered into by and between The Coventry Group, a Massachusetts business trust (the "Trust"), on behalf of the investment series set forth on Schedule A attached hereto (the "Fund"), and Wayne Hummer Asset Management Company (the "Adviser").

     WHEREAS, the Adviser has been appointed the investment adviser of the Fund pursuant to an Investment Advisory Agreement between the Trust, on behalf of the Fund, and the Adviser (the "Advisory Agreement"); and

     WHEREAS, the Trust and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Fund;

     NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

     1. The Adviser agrees, subject to Section 2 hereof, to reduce the fees payable to it under the Advisory Agreement (but not below zero) and/or reimburse other expenses of the Fund, during the period ending August 1, 2006, to the extent necessary to limit the total operating expenses of each class of shares of the Fund, exclusive of brokerage costs, interest, taxes and dividend and extraordinary expenses, to the amount of the "Maximum Operating Expense Limit" applicable to each such class of shares as set forth across from the name of each respective class of the Fund on the attached Schedule A.

     2. The Fund agrees to pay to the Adviser the amount of fees (including any amounts foregone through limitation or reimbursed pursuant to Section 1 hereof) that, but for Section 1 hereof, would have been payable by the Fund to the Adviser pursuant to the Advisory Agreement or which have been reimbursed in accordance with Section 1 (the "Deferred Fees"), subject to the limitations provided in this Section. Such repayment shall be made monthly, but only if the operating expenses of the Fund (exclusive of brokerage costs, interest, taxes and dividend and extraordinary expenses), without regard to such repayment, are at an annual rate (as a percentage of the average daily net assets of the Fund) equal to or less than the "Maximum Operating Expense Limit" for each respective class of shares of the Fund, as set forth on Schedule A. Furthermore, the amount of Deferred Fees paid by the Fund in any month shall be limited so that the sum of (a) the amount of such payment and (b) the other operating expenses of the Fund (exclusive of brokerage costs, interest, taxes and dividend and extraordinary expenses) do not exceed the above-referenced "Maximum Operating Expense Limit" for each respective class of shares of the Fund.

     Deferred Fees with respect to any fiscal year of the Fund shall not be payable by the Fund to the extent that the amounts payable by the Fund pursuant to the preceding paragraph during the period ending three years after the end of such fiscal year are not sufficient to pay such Deferred Fees. In no event will the Fund be obligated to pay any fees waived or deferred by the Adviser with respect to any other series of the Trust.

     3. A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Fund by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COVENTRY GROUP                      WAYNE HUMMER ASSET MANAGEMENT COMPANY


By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------


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

                                   SCHEDULE A

                            OPERATING EXPENSE LIMITS

                                  Maximum Operating
Fund Name and Class of Shares       Expense Limit*
-----------------------------     -----------------
PATHMASTER DOMESTIC EQUITY FUND
Class A Shares                          1.50%
Class C Shares                          2.25%
Class I Shares                          1.25%

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*    Expressed as a percentage of the Fund's average daily net assets.


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